Exhibit 35.9

Commercial Mortgage Servicing
D1050-084, 8th Floor
401 South Tryon Street
Charlotte, NC 28202
1-800-326-1334

ANNUAL STATEMENT OF COMPLIANCE

Reference is hereby made to that certain Pooling and Servicing Agreement dated as of December 1, 2015, by and among WELLS FARGO COMMERCIAL MORTGAGE SECURITIES, INC., as Depositor, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Master Servicer, C-III ASSET MANAGEMENT LLC, as Special Servicer, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Certificate Administrator, WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee and PENTALPHA SURVEILLANCE LLC, as Operating Advisor and Asset Representations Reviewer with respect to Commercial Mortgage Pass-Through Certificates Series 2015-P2 (the “Agreement”). Capitalized terms used herein not otherwise defined shall have the meanings assigned in the Agreement.

Pursuant to Section 11.12 of this Agreement, I, Daniel Bober, Executive Vice President of Commercial Mortgage Services do hereby certify that:

1.	A review of the activities of the Master Servicer during the period from January 1, 2016 through December 31, 2016 (the “Reporting Period”) , and of its performance per the Agreement during such period has been made under my supervision, and

2.	To the best of my knowledge, based on such review, the Master Servicer, has fulfilled all of its obligations under this Agreement in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the 28th day of February 2017.

Daniel Bober
Executive Vice President
Wells Fargo Bank

Wells Fargo Bank, N.A.